QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Rinker Group Limited:

We consent to the incorporation by reference of our report dated March 8, 2002 in the registration statement on Form S-8 of Rinker Group Limited, with respect to the consolidated balance sheet of Kiewit Materials Company and subsidiaries as of December 31, 2001, and the related consolidated statements of earnings, changes in redeemable common stock and comprehensive income (loss), and cash flows for the year ended December 31, 2001, and the related financial statement schedule which report appears in the registration statement on Form 20-F of Rinker Group Limited dated October 1, 2003.

/s/ KPMG LLP

Omaha, Nebraska
November 21, 2003

QuickLinks

Independent Auditors' Consent